Exhibit 10.22

MAVENIR SOLUTIONS, INC. PARTICIPATION AGREEMENT

PARTICIPATION AGREEMENT

This Participation Agreement (the “Agreement”) is entered into as of 27th, June, 2011, following Mavenir Systems Acquisition of Airwide Solutions on 26th May 2011 (the “Effective Date”) by and between Mavenir Solutions inc. (on behalf of airwide solutions inc)., a Delaware corporation (the “Company”), and Terence McCabe (“Employee”). Attached is a copy of the Company’s Incentive Bonus Plan (the “Plan”). Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Plan.

RECITALS:

WHEREAS, the Company employs Employee and desires to provide Employee with certain bonuses payable as described herein; and

WHEREAS, the Company and Employee desire to set forth their understandings with respect to the matters described herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

RETENTION BONUS

1.1 Retention Bonus». Upon the satisfaction of the conditions set forth herein, Employee shall be eligible to receive cash payments (the “Cash Payments”) totaling $150,000 (the “Total Bonus Amount”) pursuant to the Plan to be vested as follows: (i) a Cash Payment equaling 30% of the Total Bonus Amount shall be vested on the date that is the six (6) month anniversary of the Effective Date; (ii) a Cash Payment equaling 30% of the Total Bonus Amount shall be vested on the date that is the twelve (12) month anniversary of the Effective Date; and (iii) a Cash Payment equaling 40% of the Total Bonus Amount shall be vested on the date that is the eighteen (18) month anniversary of the Effective Date (the “Retention Bonus Period” and each vesting date, a “Vesting Date”). Each Cash Payment shall be paid on the first business day following the date that the Release becomes effective and irrevocable following the applicable Vesting Date. Employee shall only receive a Cash Payment if Employee is in current service to the Company on the date such Cash Payment is to be paid; provided, however, that, if Employee is terminated by the Company Without Cause, or Employee terminates his or her employment with the Company for Good Reason, and in either case such termination constitutes an “involuntary separation from service” within the meaning of the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the Company shall pay Employee all remaining Cash Payments to be paid to Employee pursuant to this Agreement within 10 days of the termination date. “Good Reason” has the meaning given such term in the Plan. “Without Cause” has the meaning given such term in the Plan.

1.2 Payment». The Cash Payments shall be paid to Employee in accordance with the Company’s normal payroll practices.

1.3 Death of Employee». Notwithstanding the foregoing, if Employee dies following the Effective Date while in service to the Company as an employee, the remaining Cash Payments will be paid to Employee’s estate within ten (10) days of Employee’s death.

1.4 Invention Assignment Agreement». As of the Effective Date, Employee shall execute and deliver the Company’s Invention and Nondisclosure Agreement, a form of which is attached hereto as Exhibit A, if Employee has not already executed and delivered such agreement (whether already executed or to be executed in connection herewith, the “INA”).

1.5 Release of Claims». (a) Release on Effective Date. In connection with the execution of this Agreement, Employee shall execute and deliver and not revoke the Release and Acknowledgement Agreement, attached hereto as Exhibit B.

(b) Release on Date of Cash Payment. As a condition to Employee’s receipt of each Cash Payment, Employee agrees to execute and deliver and not revoke a release, substantially in the form attached hereto as Exhibit B, provided that such Release becomes effective and irrevocable no later than sixty (60) days following the Vesting Date (the “Release Deadline”). The receipt of the Cash Payments will be subject to Employee’s continued compliance with this Agreement and the INA. If the Release does not become effective and irrevocable by the Release Deadline, Employee will forfeit Employee’s rights to the applicable Cash Payment under this Agreement. Employee acknowledges and agrees that any material breach of this Agreement, the Release or of the INA, which breach has not been cured within ten (10) days of written notice from the Company, shall entitle the Company immediately to cease providing the Cash Payments under this Agreement, recover any Cash Payments already provided to Employee under this Agreement, and to obtain damages.

ARTICLE II

MISCELLANEOUS

2.1 Confidentiality». Employee understands and acknowledges that any amount payable to Employee pursuant to this Agreement is a highly confidential matter and Employee agrees not to disclose such amount to any person (including other employees of the Company) except as required by law, and that any violation of this covenant by Employee shall result in a forfeiture of all rights Employee may have to receive any bonus hereunder.

2.2 No Effect on Employment». This Agreement does not constitute a contract of employment or consultancy or impose on either the Employee or the Company, its subsidiaries or its successor any obligation to retain the Employee as an employee, consultant or director. This Agreement does not change the status of the Employee as an employee at will, the policies of the Company regarding termination of employment, nor guarantee further continuing employment.

2.3 Assignability ». The Company shall have the right to assign this Agreement, either in whole or in part, to any Affiliate of the Company. To the maximum extent permitted by law, Employee’s rights under this Agreement shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit. As used herein, “Affiliate” shall mean any person that directly or indirectly controls, is controlled by, or is under common control with, the Company.

2.4 Amendment». No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior subsequent time. This Agreement is a complete integration of the parties’ agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

2.5 Governing Law». The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without reference to principles of conflicts of law.

2.6 Withholding Tax». Any cash payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law, and the Employee acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Employee any federal, state, local or other taxes of any kind required by law to be withheld.

2.7 No Employment Agreement». This Agreement is not, and shall not be construed as being, an employment agreement between Employee and the Company for any fixed period.

2.8 Severability». The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

2.9 Successors». This Agreement and all obligations of the parties hereunder shall be binding upon and inure to the benefit of successors and assigns of such parties. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amount would still be payable to the Employee or his/her family hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Employee’s estate.

2.10 No Ownership Interest». This Agreement shall not entitle Employee to any right, title or interest as an equity interest owner of the Company.

2.11 Counterparts». This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

2.12 Notices». All notices and demands which any party may be required or desire to serve upon the other party to this Agreement shall be in writing and shall be served upon such other party by mailing a copy, United States Mail, postage prepaid, certified, return receipt requested, or by overnight courier service, addressed to such party at the address set forth on the signature page hereto.

2.13 Acknowledgement». Employee acknowledges that Employee has been advised to consult with an attorney of Employee’s choice prior to entering into this Agreement. Employee acknowledges that Employee has had an opportunity to consult with legal counsel and tax and other advisors regarding the preparation of this Agreement and the matters related thereto, including the release and waiver provisions. Employee understands and acknowledges that Andrews Kurth LLP has acted solely as legal counsel for Mavenir Systems, Inc. with respect to the preparation of this Agreement and the other matters related thereto, and has not acted as legal counsel for Employee.

2.14 Section 409A». The Cash Payments under this Agreement are intended to be exempt from Section 409A under the short-term deferral exception or to comply with the requirements of Section 409A so as to avoid the imposition of income tax thereunder, and the provisions of this

Agreement will be administered, interpreted and construed accordingly. The applicable provisions of Section 409A and the regulations and guidelines issued thereunder are hereby incorporated by reference and shall control any provision in this Agreement in conflict therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective for all purposes as of the Effective Date.

MAVENIR SYSTEMS, INC.

By:	/s/ Terry Hungle
Name	Terry Hungle
Title:	Chief Financial Officer

EMPLOYEE

/s/ Terence McCabe
Address:	2936 Chartrand St.
Lefaivre, Ontario, K0B1J0
Canada